Exhibit 10.2

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”) is between Prelude Therapeutics Incorporated (“Company”) and Laurent Chardonnet (“Employee”).

WHEREAS, the Company and Employee agreed that Employee will not serve as an employee as of April 8, 2024 (“Termination Date”);

WHEREAS, the Company is willing to pay Employee certain severance in exchange for a release of claims and other commitments.

NOW THEREFORE, intending to be legally bound and for good and valuable consideration, Company and Employee agree as follows:

1.
Recitals. The foregoing recitals are true and correct and incorporated herein.
2.
Termination of Employment.
(a)
The Company timely paid or will timely pay Employee, payable in a lump sum on the next regularly scheduled payroll date following the Termination Date, for (i) Employee’s work through the Termination Date, (ii) Employee’s accrued but unused vacation pay for calendar year 2024, and (iii) Employee’s properly reported and reimbursable business expenses, less all required tax withholdings and other deductions.
(b)
Employee’s eligibility to participate in the Company’s group insurance and other welfare benefit plans and programs ceased as of the Termination Date, except that Employee’s group insurance medical benefits will cease on April 30, 2024, unless otherwise extended under COBRA.
(c)
The foregoing payments and benefits will be provided to Employee regardless of whether Employee signs or revokes this Agreement.
3.
Severance Benefits.
(a)
The Company will pay Employee a total gross severance payment of THREE HUNDRED THIRTY-THREE THOUSAND SEVEN HUNDRED FIFTY DOLLARS ($333,750), less all required tax withholdings and other deductions (“Severance Benefits”). The Company will pay the Severance Benefits in nine (9) equal monthly installments commencing on the on the first regular payroll date after the date this Agreement becomes final, binding and irrevocable (as defined in Section 5(b) below), but in no event later than the sixtieth (60th) day following Employee’s Termination Date. The first Severance payment shall include payment of all amounts of such severance that otherwise would have been due prior to such date (without interest), applied as though such payments commenced on the next normal pay date immediately following Employee’s Termination Date.
(b)
If Employee timely elects to continue Employee’s group health benefits under COBRA, the Company will continue to pay an amount equal to its applicable share of the

Exhibit 10.2

cost to continue Employee’s current level of coverage under the Company’s medical, dental and vision insurance benefit plans for nine (9) months; provided, however, that Employee shall be required to pay all premiums and other costs for such coverage as is generally applicable to the Company’s active employees.

The Company will cease paying Employee’s group health benefits under COBRA on the earliest to occur of: (a) nine (9) months following Employee’s termination date; (b) the date Employee becomes eligible for group health insurance coverage through a new employer; or (c) the date Employee ceases to be eligible for COBRA continuation coverage for any reason, including plan termination. In the event Employee becomes covered under another employer’s group health plan or otherwise ceases to be eligible for COBRA during this time period, Employee must immediately notify the Company of such event.

Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA premiums without a substantial risk of violating applicable law, the Company instead shall pay to Employee, on the first day of each calendar month, a fully taxable cash payment equal to the applicable COBRA premiums for that month, subject to applicable tax withholdings, for the remainder of the COBRA premium period. Employee may, but is not obligated to, use such payments toward the cost of COBRA premiums.

(c)
Company shall provide the benefits described in Sections 3(a) and (b) so long as Employee remains in compliance with the Sections of this Agreement, and the Employee Invention Assignment, Confidentiality, and Restrictive Covenant Agreement that Employee executed on November 23, 2021 (the “Restrictive Covenant Agreement”) (attached hereto as Exhibit A), and the Executive Employee Agreement that Employee executed on November 7, 2021 (the “Employee Executive Agreement”) (attached hereto as Exhibit B), the terms of which are incorporated by reference.
(d)
Employee acknowledges he is not entitled to any Annual Bonus, prorated or in full, as described in Section 2.2 of the Executive Employment Agreement, and the common stock Employee was entitled to in Section 2.3 of the Executive Employment Agreement will cease to vest as of the Termination Date. Employee will no longer be entitled to Company’s common stock as described in Section 2.3 of the Executive Employment Agreement as of the Termination Date.
4.
Release of Claims.
(a)
Subject to Sections 4(b) and (c), Employee, on behalf of Employee and Employee’s heirs and personal representatives, hereby releases and forever discharges the Company, its direct and indirect subsidiaries, divisions, parents, affiliates, companies under common control of any of the foregoing, predecessors, successors, and assigns, and its and their past, present and future shareholders, partners, principals, managers, members, directors, officers, employees, agents, attorneys, insurers, employee benefit plans, trustees and all others acting in concert with them (collectively, the “Released Parties”), from any and all claims, actions, suits, proceedings, complaints, causes of action, grievances, debts, costs and expenses (including attorney’s fees), at law or in equity, known or unknown, that Employee has or may

Exhibit 10.2

have through the date Employee signs this Agreement, arising out of, based on, or relating in any way to any acts or omissions that occurred, in whole or in part, prior to the time that Employee signs this Agreement, including, but not limited to, claims for breach of any express or implied contract, wrongful termination, retaliation, defamation of character, personal injury, intentional or negligent infliction of emotional distress, discrimination or harassment based on race, religion, sex, age, color, handicap and/or disability, national origin or any other protected class and any other claim based on or related to Employee’s employment with the Company or Employee’s departure therefrom, including, but not limited to, claims for violation of the Employee Retirement Income Security Act of 1974, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the Family and Medical Leave Act, the False Claims Act, the Families First Coronavirus Response Act, the Delaware Discrimination in Employment Act, the Delaware Persons With Disabilities Employment Protection Act, the Delaware Whistleblowers' Protection Act, the Delaware Wage Payment and Collection Act, the Delaware Fair Employment Practices Act, the Delaware Volunteer Emergency Responders Job Protection Act, Delaware's social media law, (all as amended), or any other claims arising out of any legal restrictions on the employer's right to terminate employees; and any other federal, state or local statute or regulation, all as amended.
(b)
Notwithstanding anything in this Agreement to the contrary, the release set forth in Section 4(a) does not and is not intended to release any claims that cannot be released by law, such as claims for vested pension benefits or claims for workers’ compensation benefits, or release any rights to a defense or indemnification from the Company or its insurers for actions Employee took or failed to take during the course of Employee’s employment with the Company.
(c)
Notwithstanding anything in this Agreement to the contrary, the release set forth in Section 4(a) does not and is not intended to prevent, restrict or otherwise interfere with Employee’s right to (i) file a charge or complaint with any appropriate federal, state or local agency or court, such as the Equal Opportunity Employment Commission or the National Labor Relations or the National Labor Relations Board, (ii) testify, assist, participate in, or cooperate with the investigation of any charge or complaint pending before or being investigated by such agency or court, (iii) enforce this Agreement, (iv) seek a judicial determination of the validity of the release of Employee’s rights under the Age Discrimination in Employment Act, (v) report violations of any law administered by the Securities and Exchange Commission (“SEC”) or Occupational Safety and Health Administration (“OSHA”), receive any financial awards from the SEC or OSHA for reporting possible violations of federal law or regulation, or make other disclosures protected under the whistleblower provisions of state or federal law or regulation, or (vi) report or disclose facts related to any unlawful activity in the workplace, including but not limited to sexual assault and harassment.
(d)
If an administrative agency or court assumes jurisdiction over any charge or complaint involving claims that are released by Section 4(a) of this Agreement, Employee hereby agrees to not, directly or indirectly, accept, recover or receive any resulting monetary damages or other equitable relief that otherwise would be due, and Employee hereby expressly waives any rights to any such recovery or relief, except as permitted by Section 4(c)(v).

Exhibit 10.2

5.
Time Limits, Revocation and Effective Date.
(a)
Employee acknowledges and agrees that Employee received this Agreement on the Termination Date. Employee has up to twenty-one (21) days from the date Employee received this Agreement to consider its terms. Any changes to this Agreement during that period, whether material or not, will not extend the 21-day period. If Employee signs this Agreement, Employee may still revoke Employee’s acceptance of the Agreement for up to seven (7) days after Employee signs it, by notifying the Company in writing before the expiration of that seven-day period. The written notice should be delivered in person or, if sent by mail, postmarked no later than the 7th day and mailed to:

Michele Porreca, Chief People Officer, Prelude Therapeutics, Incorporated, 175 Innovation Boulevard, Wilmington, DE 19805

(b)
If not revoked, this Agreement will become effective on the 8th day after Employee signs it. If Employee does not sign this Agreement within the 21-day period, or if Employee timely revokes this Agreement during the seven-day revocation period, this Agreement will not become effective and Employee will not be entitled to the Severance Benefits provided for in Section 3.
6.
Consult With an Attorney. The Company hereby advises Employee to consult with an attorney of Employee’s choice (at Employee’s expense) before Employee signs this Agreement. The Company will rely on Employee’s signature on this Agreement as Employee’s representation that Employee read this Agreement carefully before signing it, and that Employee has a full and complete understanding of its terms.
7.
Representations. By signing below, Employee represents and agrees that the following are true and correct:
(a)
Except for the wages and benefits to be paid to Employee regardless of whether Employee signs this Agreement, as described in Section 2, the Severance Benefits to be paid under this Agreement, and any vested pension benefits Employee may be entitled to receive, the Company does not owe Employee any other wages, compensation, or benefits of any kind or nature;
(b)
The Company has provided Employee with all leave to which Employee was entitled and, to the best of Employee’s knowledge, Employee is not suffering from any work-related injuries;
(c)
Employee has not received, is not receiving, and has not applied for Medicare;
(d)
Employee has notified the Company of any charge or complaint Employee filed with any agency or court that is still pending before such court or agency;
(e)
The Severance Benefits described in Section 3 are things that Employee is not entitled to receive in the absence of this Agreement;

Exhibit 10.2

(f)
Employee has returned to the Company all property and information that belongs to the Company, including, but not limited to the following (where applicable): automobile; computers (desktop and laptop); phone; tablet; iPad; devices (including USB, external hard drives, etc.); handheld devices; keys, access cards, passwords, and/or ID cards; all electronically stored and paper copies of all financial data, customer information, business plans and reports, and Company files; and all records, customer lists, written information, forms, plans, and other documents, including electronically stored information. Employee shall search Employee’s electronic devices, device back-ups, residence, and automobile and agrees that by signing below, Employee has disclosed all Company property in Employee’s possession or control and returned such property as directed by Company;
(g)
Employee has not asserted a claim for sexual harassment or sexual abuse against any of the Released Parties, Employee is not aware of any facts supporting such a claim, and Employee and the Company expressly acknowledge and agree that the Separation Benefits described in Section 3 are not being paid in settlement of any claim for sexual harassment or sexual abuse or attorneys’ fees related to such a claim;
(h)
Employee is not aware of any violations of the law or Company agreements or policies, and is not aware of wrongdoing by the Company or its officers, including any alleged corporate fraud, that should be reported to authorities; and
(i)
Employee acknowledges that he had authority, in the interest of the employer, to hire, transfer, suspend, lay off, recall, promote, discharge, assign, reward, or discipline other employees, or responsibly to direct them, or to adjust their grievances, or effectively to recommend such action, and such authority was not of a merely routine or clerical nature, but required the use of independent judgment.
8.
No Re-employment. Employee acknowledges and agrees that he shall not knowingly re-apply for employment with the Released Parties, nor will Employee knowingly accept any employment or otherwise work for the Released Parties. Further, Employee agrees that his forbearance to seek future employment with the Released Parties is purely contractual and is in no way involuntary, discriminatory, retaliatory, or in violation of any contract or policy of the Released Parties. If Employee applies for employment with the Released Parties, the Released Parties are not under any obligation to process or otherwise act upon such application.
9.
Confidentiality. Employee will keep this Agreement and its terms (other than the fact that Employee was terminated on the Termination Date) confidential and will not disclose such information to anyone other than Employee’s immediate family and professional advisors, each of whom must, as a condition to the disclosure, agree to keep the information confidential. Employee will be responsible for any breach of this Section by Employee’s immediate family members and professional advisors. Notwithstanding the foregoing, this Agreement does not prohibit Employee from (a) providing truthful testimony in response to compulsory legal process, (b) participating or assisting in any investigation or inquiry by a governmental agency acting within the scope of its statutory or regulatory jurisdiction, (c) reporting or disclosing facts related to unlawful activity in the workplace, including but not limited to allegations of sexual assault and/or harassment, or (d) otherwise making truthful

Exhibit 10.2

statements in connection with any claim permitted to be brought by Employee under Sections 4(b) or (c).
10.
Confidential Information.
(a)
Employee will not disclose to any third parties any of the trade secrets and other confidential proprietary information of the Company, including, but not limited to, information regarding the Company’s operations, products, services, suppliers, customers, research, development, new products, marketing, marketing plans, business plans, budgets, finances, licenses, prices, and costs (“Confidential Information”) without the express written consent of the Company, which consent may be withheld by the Company in its sole and absolute discretion. Notwithstanding the foregoing, this Agreement does not prohibit Employee from disclosing Confidential Information (i) as part of truthful testimony in response to compulsory legal process, (ii) while participating or assisting in any investigation or inquiry by a governmental agency acting within the scope of its statutory or regulatory jurisdiction, (iii) to a government official or to an attorney for the purpose of reporting or investigating a suspected violation of law, in conformity with the Defend Trade Secrets Act, (iv) in a complaint or other document filed in a lawsuit or other legal proceeding, so long as such filing is made under seal and in conformity with the Defend Trade Secrets Act, or (v) as part of truthful testimony in connection with any activity permitted by Employee under Sections 4(b) or (c).
(b)
Employee’s obligations under this Section include, but are not limited to, any and all Confidential Information the Company provided to Employee, Employee developed on behalf of the Company, or to which Employee had access, as well as information third parties provided to the Company that the Company is obligated to keep confidential.
11.
Breach. Except as prohibited by law, Employee acknowledges that, should he breach any provision contained herein, or breach any provision of the Restrictive Covenant Agreement or the Executive Employment Agreement, Employee shall pay the sum of TWO HUNDRED TWENTY-TWO THOUSAND FIVE HUNDRED DOLLARS ($222,500), or two-thirds of the Severance Payment, to Company as liquidated damages, and shall be liable to Company or to such other Company Releasees as the case may be, for all costs and expenses incurred in defending against such claim, including reasonable attorneys’ fees.

Employee shall remit the above-referenced sum within five days after written demand is issued by the Company. Employee acknowledges that after remittance of the above-referenced sum, the remaining Severance Benefits constitute good and valuable consideration for the commitments in this Agreement.

12.
Applicable Law; Jurisdiction and Venue.
(a)
This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law.
(b)
Employee consents to the exclusive jurisdiction of any state or federal court of competent jurisdiction located within New Castle County in the State of Delaware, and

Exhibit 10.2

Employee irrevocably agrees that all actions or proceedings relating to this Agreement may be litigated in such courts. Employee irrevocably waives Employee’s right to object to or challenge the above selected forum on the basis of inconvenience or unfairness under 28 U.S.C. § 1404, or similar state or federal statutes.
13.
Continuing Obligations. Employee shall remain bound by, and agrees to comply with, any other obligations that survive an employment termination as set forth in any other agreement or employee policy to which he became subject during and in connection with his employment with the Company, including, but not limited to, the Executive Employee Agreement and the Restrictive Covenant Agreement. Executive acknowledges that the payment of the Severance Benefits contemplated in Section 3 of this Agreement is conditioned on his continued compliance with these agreements and policies.
14.
Entire Agreement; Other Agreements. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof, and no representation, promise, or agreement, oral or written, relating hereto that is not contained herein shall be of any force or effect. Moreover, if Employee entered in any other enforceable agreements with the Company that contain provisions that are not in direct conflict with the provisions of this Agreement, those other agreements shall remain in effect and the terms of this Agreement shall be in addition to such other such agreements.
15.
No Disparagement. Employee will not make any defamatory or intentionally disparaging statements to any third parties regarding the Company, its services, or any of its employees, officers, or owners. A disparaging statement is one that is sufficiently disloyal, reckless or maliciously untrue so as to lose protection under the National Labor Relations Act. Notwithstanding the foregoing, this Agreement does not prohibit Employee from (a) providing truthful testimony in response to compulsory legal process, (b) participating or assisting in any investigation or inquiry by a governmental agency acting within the scope of its statutory or regulatory jurisdiction, or (c) making truthful statements in connection with any activity permitted to be brought by Employee under Sections 4(b) or (c).
16.
No Admissions. Neither the execution of this Agreement nor the performance of its terms and conditions shall be construed or considered by any party or by any other person as an admission of liability or wrongdoing by either party.
17.
Counterparts. This Agreement may be executed in one or more counterparts, each of which will be considered an original instrument and all of which together will be considered one and the same agreement and will become effective when all executed counterparts have been delivered to the respective parties. Delivery of executed pages by facsimile transmission or e-mail will constitute effective and binding execution and delivery of this Agreement.
18.
Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Company and its respective successors and assigns, and any such successors and assigns shall be considered third-party beneficiaries of this Agreement. Employee has no right to assign this Agreement.

Exhibit 10.2

19.
Acknowledgements. Employee hereby acknowledges that Employee (a) has read this Agreement and understands all of its provisions; and (b) voluntarily enters into this Agreement, which is contractual in nature and contains a general release of claims.
20.
Severability. If any term, provision or Section of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable for any reason, such determination shall be limited to the narrowest possible scope in order to preserve the enforceability of the remaining portions of the term, provision or Section, and such determination shall not affect the remaining terms, provisions or Sections of this Agreement, which shall continue to be given full force and effect.
21.
409A. The provisions of this Agreement will be administered, interpreted and construed in a manner intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended, the regulations issued thereunder, or any exception thereto (or disregarded to the extent such provision cannot be so administered, interpreted, or construed). Each payment under this Agreement shall be considered a separate and distinct payment. Employee shall have no right to designate the date of any payment under this Agreement. Nothing contained in this Agreement shall constitute any representation or warranty by the Company regarding compliance with Section 409A. The Company has no obligation to take any action to prevent the assessment of any tax under Section 409A on any person and neither the Company, nor its subsidiaries or affiliates, nor any of their employees, officers, directors or other representatives shall have any liability to Employee with respect thereto.
22.
Further Assurances. Employee and the Company each agree to execute and deliver, after the date hereof, without additional consideration, any additional documents, and to take any further actions, as may be necessary to fulfill the intent of this Agreement and the transactions contemplated hereby.
23.
Cooperation.
(a)
Employee will (i) cooperate with the Company in all reasonable respects concerning any transitional matters which require Employee’s assistance, cooperation or knowledge, including communicating with persons inside or outside the Company as directed by the Company, and (ii) in the event that the Company (or any of its affiliates or other related entities) becomes involved in any legal action relating to events which occurred during Employee’s employment with the Company, cooperate to the fullest extent possible in the preparation, prosecution or defense of their case, including, but not limited to, the execution of affidavits or documents, testifying or providing information requested by the Company.
(b)
To the extent that Employee incurs (i) travel-related expenses, (ii) out-of-pocket expenses, and/or (iii) loss of wages as a result of Employee’s cooperation with the Company as contemplated by this Section 23 (“Cooperation Expenses”), the Company will promptly reimburse Employee (or will cause Employee to be promptly reimbursed) for such Cooperation Expenses, provided they are reasonable and were approved by the Company in advance.

Exhibit 10.2

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date(s) set forth below.

PRELUDE THERAPEUTICS INCORPORATED

By /s/ Michele Porreca

Name Michele Porreca

Title Chief People Officer

Date 4/10/24

/s/ Laurent Chardonnet

Laurent Chardonnet

4/10/24

Date